Occidental Petroleum Corporation

AUTHORIZATION FOR AUTOMATIC DIVIDEND REINVESTMENT PLAN

I authorize Occidental Petroleum Corporation to pay Equiniti Trust Company ("EQ") for my account all cash dividends payable to me on Occidental Petroleum Corporation Stock registered in my name. I hereby acknowledge that EQ is the Administrator of the Plan and that as Administrator, subject to the Terms and Conditions of the Plan set forth in the accompanying prospectus, EQ is authorized to apply all such cash dividends and optional cash payments received by it to the purchase of full and fractional shares of Common Stock of Occidental Petroleum Corporation. This authorization is given with the understanding that I may terminate it at any time by so notifying EQ.

Please see the Plan brochure for investment option details. Check ONE option:

RD ☐ Full – Reinvest the cash dividends on all shares that I hold.

RX ☐ Reinvest the cash dividends on_______(percent) of the common shares that I hold (must select increments of 10%, remaining dividend will be paid in cash).

Optional features — Please check the appropriate box or boxes:

☐ Cash Investment. Enclosed is a check payable to Shareowner Services/Occidental Petroleum Corporation for $____________(must be $50 to $10,000 per month).

☐ Safekeeping. Deposit the enclosed certificate of_____________share(s) for safekeeping. **Please see the Plan brochure for instructions.**

10 Digit Account Number:

__ __ __ __ __ __ __ __ __ __

IMPORTANT — All registered owners must sign

____
Shareholder Signature

____
Shareholder Signature

Date________________________20_________

DRP 0218 OXY1

6M

You may also enroll online at shareowneronline.com